For Immediate Release: March 26, 2015

Jennifer Nahas
Vice President, Marketing
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Griffin Capital Essential Asset REIT Reports
2014 Results

EL SEGUNDO, Calif. (March 26, 2015) - Griffin Capital Essential Asset REIT, Inc. (the “Essential Asset REIT,” “we,” “us,” “our”) announced today its operating results for the year ended December 31, 2014.

During 2014, we acquired 15 assets encompassing approximately 4.1 million square feet of commercial office and industrial space in nine states with a total acquisition value of $684.7 million, and we entered into a joint venture to acquire an 80% interest in a state-of-the-art data center, as discussed below. As a result, our portfolio at December 31, 2014(1) consisted of 57 assets encompassing approximately 13.0 million square feet of space in 20 states with a total acquisition value of $2.0 billion. “The Essential Asset REIT capped off a spectacular 2014 with our entry into a definitive merger agreement with Signature Office REIT, Inc., a non-traded REIT with a property portfolio consisting of 15 office buildings, in November 2014. We believe this portfolio is highly complementary to our existing footprint as it adds additional scale and diversification by tenant, tenant business, and geography, which inure to the benefit of our stockholders,” stated David Rupert, President of Essential Asset REIT. “Coupled with our fourth quarter acquisition of three high quality assets in the Midwest and the Charlotte metropolitan area, and our successful sale of an asset we considered to be non-core to our strategy, we concluded 2014 by continuing our efforts to maximize shareholder value and create a best-in-class property portfolio.”

Highlights and Accomplishments in 2014

•
Approximately 67% of our portfolio’s net rental revenue is generated by investment grade-rated companies that either lease the properties directly, have its lease guaranteed by an investment grade-rated company, or have a parent company that carries an investment grade rating.

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As of December 31, 2014, total acquisition value and portfolio square footage increased by approximately 58% and 44%, respectively, since December 31, 2013. The total capitalization of our portfolio exceeds $2.3 billion(2).

•	As of December 31, 2014, our weighted average remaining lease term is approximately 8 years with average annual rental rate increases of approximately 2.1%.

•
Modified funds from operations, or MFFO, to common stockholders as defined by the Investment Program Association (IPA), was approximately $63.3 million for the year, representing year-over-year growth of approximately 231%. Funds from operations, or FFO, as defined by the National Association of Real Estate Investment Trusts (NAREIT), was approximately $49.1 million and $(6.3) million for the years ended December 31, 2014 and 2013, respectively. (Please see financial reconciliation tables and notes at the end of this release for more information regarding MFFO and FFO.).

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On May 8, 2014, we canceled our existing secured credit facility and term loan with KeyBank and a syndicate of other lenders, and replaced the same with an unsecured credit facility led by KeyBank and Bank of America. The unsecured credit facility consists of a $450 million revolving credit facility and a $300 million term loan. The terms of the unsecured credit agreement allow for $500 million in additional commitments, up to $1.25 billion, which can increase the unsecured revolving credit facility, the unsecured term loan or a combination of both. The unsecured credit facility is priced based on our leverage ratio reported each quarter, which pricing scale ranges from 1.45% to 2.35% plus the LIBO Rate.

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On September 9, 2014, we acquired an 80% ownership interest in a joint venture with an affiliate of Digital Realty Trust, Inc. at an initial investment of $68.4 million. The acquisition value of the property was $187.5 million, including closing costs, which was partially financed with stand-alone credit facility of $102.0 million. The joint venture will own a data center facility located in Ashburn, VA, consisting of approximately 132,000 square feet, which is fully leased to a social media company and a financial services company with an average remaining lease term of 8 years.

•
On November 21, 2014, we entered into a Merger Agreement with Signature Office REIT ("SOR") in connection with the proposed merger of SOR with and into our wholly-owned subsidiary, with our wholly-owned subsidiary as the surviving company (the “Merger”). Under the terms of the Merger Agreement, each share of common stock of SOR issued and outstanding will be converted into the right to receive 2.04 shares of our common stock. As of December 31, 2014 SOR had 20,473,024 shares of common stock outstanding. The Merger is subject to customary closing conditions, including the receipt of approval of SOR's stockholders, thus, there is no guarantee that the Merger will be consummated.

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On December 17, 2014, we sold an asset for $10.95 million that we considered to be non-core to the portfolio, the Eagle Rock Executive Office Center located in Hanover, New Jersey, which was acquired with the Investment Grade Portfolio in November 2013. The asset was allocated an initial acquisition value of $6.5 million.

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On February 19, 2015, we acquired a property consisting of two four-story office buildings located in West Chester, Ohio, with a total of 409,800 square feet. The acquisition value of the property was $66.0 million. The property is leased, on a triple-net basis, to General Electric Company, obligating GE to all operating and maintenance expenses and certain capital expenditures.

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On February 20, 2015, we sold an asset for $14.3 million that we considered to be non-core to the portfolio, College Park Plaza, located in Indianapolis, Indiana, which was acquired with the Investment Grade Portfolio in November 2013. The asset was allocated an initial acquisition value of $7.4 million, and approximately $2.0 million was invested into the property subsequent to our acquisition.

About Griffin Capital Essential Asset REIT and Griffin Capital Corporation

Griffin Capital Essential Asset REIT, Inc. is a publicly-registered non-traded REIT with a portfolio, as of December 31, 2014(1), of 57 office and industrial distribution properties totaling approximately 13.0 million rentable square feet, located in 20 states, representing total REIT capitalization in excess of $2.3 billion(2). The REIT’s sponsor, Griffin Capital Corporation (“Griffin Capital”), is a privately-owned real estate company headquartered in Los Angeles. Led by senior executives, each with more than two decades of real estate experience collectively encompassing over $25 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed approximately 33 million square feet of space since 1995. Through the end of 2014, Griffin Capital and its affiliates owned, managed, sponsored and/or co-sponsored a portfolio consisting of approximately 29 million square feet of space, located in 33 states and 1.0 million square feet located in the United Kingdom, representing approximately $6.7(3) billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s annual report on From 10-K as filed with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.

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1 Includes the property information related to the acquisition of an 80% ownership interest in the Digital Realty joint venture.
2 Total capitalization includes the outstanding debt balance, plus total equity raised in our public offering and operating partnership units issued.
3 Includes Griffin-American Healthcare REIT II, Inc. (GAHR II) which merged with NorthStar Realty Finance Corporation in December 2014.  Griffin Capital’s co-sponsor in GAHR II continues to manage that portfolio.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$68,915	$10,407
Restricted cash	42,201	25,461
Restricted cash - real estate funds held for exchange	10,105	—
Real estate:
Land	259,597	145,186
Building and improvements	1,240,115	785,111
Tenant origination and absorption cost	379,419	245,119
Construction in progress	35,838	7
Total real estate	1,914,969	1,175,423
Less: accumulated depreciation and amortization	(109,636)	(42,806)
Total real estate, net	1,805,333	1,132,617
Real estate assets and other assets held for sale, net	8,004	7,221
Investments in unconsolidated entities	66,249	1,421
Intangible assets, net	24,344	16,710
Deferred rent	17,189	6,382
Deferred financing costs, net	11,791	8,892
Real estate acquisition deposits	—	4,100
Other assets, net	11,316	12,185
Total assets	$2,065,447	$1,225,396
LIABILITIES AND EQUITY
Debt:
Mortgage payable, plus unamortized premium of $1,858 and $314, respectively	$325,696	$169,848
KeyBank Credit Facility	—	44,500
KeyBank Term Loan	—	275,430
Unsecured Term Loan	300,000	—
Total debt	625,696	489,778
Restricted reserves	38,089	20,742
Accounts payable and other liabilities	44,174	16,192
Distributions payable	5,083	3,150
Due to affiliates	1,949	3,128
Below market leases, net	40,394	23,551
Liabilities of real estate assets held for sale	113	6,925
Total liabilities	755,498	563,466
Commitments and contingencies
Preferred units subject to redemption, 24,319,066 units outstanding as of December 31, 2014 and 2013	250,000	250,000
Noncontrolling interests subject to redemption, 531,000 units eligible towards redemption as of December 31, 2014 and 2013	12,543	4,887
Common stock subject to redemption	56,421	12,469
Stockholders' Equity:
Preferred stock, $0.001 par value; 200,000,000 shares authorized; no shares outstanding, as of December 31, 2014 and 2013	—	—
Common stock, $0.001 par value; 700,000,000 shares authorized; 129,763,016 and 49,893,502 shares outstanding, as of December 31, 2014 and 2013, respectively	1,326	508
Additional paid-in capital	1,128,318	433,644
Cumulative distributions	(104,429)	(26,683)
Accumulated deficit	(51,285)	(32,631)
Accumulated other comprehensive loss	(423)	—
Total stockholders’ equity	973,507	374,838
Noncontrolling interests	17,478	19,736
Total equity	990,985	394,574
Total liabilities and equity	$2,065,447	$1,225,396

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2014	2013	2012
Revenue:
Rental income	$164,412	$54,605	$22,133
Property expense recoveries	37,982	14,311	3,357
Total revenue	202,394	68,916	25,490
Expenses:
Asset management fees to affiliates	12,541	4,317	1,883
Property management fees to affiliates	5,445	1,839	670
Property operating expense	30,565	8,865	542
Property tax expense	24,873	8,061	2,701
Acquisition fees and expenses to non- affiliates	4,261	4,639	1,332
Acquisition fees and expenses to affiliates	24,319	24,849	4,817
General and administrative expenses	4,982	2,758	2,033
Depreciation and amortization	72,907	24,191	9,427
Total expenses	179,893	79,519	23,405
Income (loss) from operations	22,501	(10,603)	2,085
Other income (expense):
Interest expense	(24,598)	(13,922)	(7,760)
Interest income	365	2	1
Gain from investment in unconsolidated entities	—	160	—
Loss from investment in unconsolidated entities	(1,358)	(106)	—
Gain from sale of depreciable operating property	3,104	—	—
Net income (loss)	14	(24,469)	(5,674)
Distributions to redeemable preferred unit holders	(19,011)	(2,969)	—
Less: Net loss attributable to noncontrolling interests	698	3,092	1,739
Net loss attributable to controlling interest	(18,299)	(24,346)	(3,935)
Distributions to redeemable noncontrolling interests attributable to common stockholders	(355)	(318)	(260)
Net loss attributable to common stockholders	$(18,654)	$(24,664)	$(4,195)
Net loss attributable to common stockholders per share, basic and diluted	$(0.17)	$(0.97)	$(0.46)
Weighted average number of common shares outstanding, basic and diluted	112,358,422	25,404,780	9,073,641

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
Funds from Operations and Modified Funds from Operations
(Unaudited)
Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Additionally, publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start-up entities may also experience significant acquisition activity during their initial years, we believe that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases.
In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“NAREIT”) promulgated a measure known as funds from operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than we do, making comparisons less meaningful.
The Investment Program Association (“IPA”) issued Practice Guideline 2010-01 (the “IPA MFFO Guideline”) on November 2, 2010, which extended financial measures to include modified funds from operations (“MFFO”). In computing MFFO, FFO is adjusted for certain non-operating cash items such as acquisition fees and expenses and certain non-cash items such as straight-line rent, amortization of in-place lease valuations, amortization of discounts and premiums on debt investments, nonrecurring impairments of real estate-related investments, mark-to-market adjustments included in net income (loss), and nonrecurring gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. Management is responsible for managing interest rate, hedge and foreign exchange risk. To achieve our objectives, we may borrow at fixed rates or variable rates. In order to mitigate our interest rate risk on certain financial instruments, if any, we may enter into interest rate cap agreements or other hedge instruments and in order to mitigate our risk to foreign currency exposure, if any, we may enter into foreign currency hedges. We view fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance. Additionally, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations, assessments regarding general market conditions, and the specific performance of properties owned, which can change over time. No less frequently than annually, we evaluate events and changes in circumstances that could indicate that the carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present, we assess whether the carrying value of the assets will be recovered through the future undiscounted operating cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) expected from the use of the assets and the eventual disposition. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of MFFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges through operational net revenues or cash flows prior to any liquidity event.

We adopted the IPA MFFO Guideline as management believes that MFFO is a beneficial indicator of our on-going portfolio performance and ability to sustain our current distribution level. More specifically, MFFO isolates the financial results of the REIT’s operations. MFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, MFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and MFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. MFFO also allows for a comparison of the performance of our portfolio with other REITs that are not currently engaging in acquisitions, as well as a comparison of our performance with that of other non-traded REITs, as MFFO, or an equivalent measure, is routinely reported by non-traded REITs, and we believe often used by analysts and investors for comparison purposes. As explained below, management’s evaluation of our operating performance excludes items considered in the calculation of MFFO based on the following economic considerations:

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Straight-line rent. Most of our leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these periodic minimum rent payment increases during the term of a lease are recorded to rental revenue on a straight-line basis in order to reconcile the difference between accrual and cash basis accounting. As straight-line rent is a GAAP non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of straight-line rent to arrive at MFFO as a means of determining operating results of our portfolio.

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Amortization of in-place lease valuation. Acquired in-place leases are valued as above-market or below-market as of the date of acquisition based on the present value of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) management's estimate of fair market lease rates for the corresponding in-place leases over a period equal to the remaining non-cancelable term of the lease for above-market leases. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases. As this item is a non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of the amortization of in-place lease valuation to arrive at MFFO as a means of determining operating results of our portfolio.

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Acquisition-related costs. We were organized primarily with the purpose of acquiring or investing in income-producing real property in order to generate operational income and cash flow that will allow us to provide regular cash distributions to our stockholders. In the process, we incur non-reimbursable affiliated and non-affiliated acquisition-related costs, which in accordance with GAAP, are expensed as incurred and are included in the determination of income (loss) from operations and net income (loss). These costs have been and will continue to be funded with cash proceeds from our Primary Public Offerings or included as a component of the amount borrowed to acquire such real estate. If we acquire a property after all offering proceeds from our Public Offerings have been invested, there will not be any offering proceeds to pay the corresponding acquisition-related costs. Accordingly, unless our Advisor determines to waive the payment of any then-outstanding acquisition-related costs otherwise payable to our Advisor, such costs will be paid from additional debt, operational earnings or cash flow, net proceeds from the sale of properties, or ancillary cash flows. In evaluating the performance of our portfolio over time, management employs business models and analyses that differentiate the costs to acquire investments from the investments’ revenues and expenses. Acquisition-related costs may negatively affect our operating results, cash flows from operating activities and cash available to fund distributions during periods in which properties are acquired, as the proceeds to fund these costs would otherwise be invested in other real estate related assets. By excluding acquisition-related costs, MFFO may not provide an accurate indicator of our operating performance during periods in which acquisitions are made. However, it can provide an indication of our on-going ability to generate cash flow from operations and continue as a going concern after we cease to acquire properties on a frequent and regular basis, which can be compared to the MFFO of other non-listed REITs that have completed their acquisition activity and have similar operating characteristics to ours. Management believes that excluding these costs from MFFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management.

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Financed termination fee. We believe that a fee received from a tenant for terminating a lease is appropriately included as a component of rental revenue and therefore included in MFFO. If, however, the termination fee is to be paid over time, we believe the recognition of such termination fee into income should not be included in MFFO. Alternatively, we believe that the periodic amount paid by the tenant in subsequent periods to satisfy the termination fee obligation should be included in MFFO.

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Gain or Loss from the extinguishment of debt. We use debt as a source of capital to acquire properties in our portfolio. As a term of obtaining this debt, we will pay financing costs to the respective lender. Financing costs are capitalized as a component of assets on the consolidated balance sheets and amortized into interest expense on a straight-line basis over the term of the debt. We consider the amortization expense to be a component of operations if the debt was used to acquire properties. From time to time, we may cancel certain debt obligations and replace these canceled debt obligations with new debt at more favorable terms to us. In doing so, we are required the write off the remaining capitalized financing costs associated with the canceled debt, which we consider to be a cost, or loss, on extinguishing such debt. Management will no longer consider the effect of the amortization of these financing costs in operating models and also believes that this loss is considered an isolated event not associated with our operations and, therefore, deems this write off to be an exclusion from MFFO.
For all of these reasons, we believe the non-GAAP measures of FFO and MFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and MFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and MFFO. Additionally, MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value. The use of MFFO as a measure of long-term operating performance on value is also limited if we do not continue to operate under our current business plan as noted above. MFFO is useful in assisting management and investors in assessing our on-going ability to generate cash flow from operations and continue as a going concern in future operating periods, and in particular, after the offering and acquisition stages are complete and NAV is disclosed. However, MFFO is not a useful measure in evaluating NAV because impairments are taken into account in determining NAV but not in determining MFFO. Therefore, FFO and MFFO should not be viewed as more prominent a measure of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements.
Neither the SEC, NAREIT, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate MFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.
Our calculation of FFO and MFFO is presented in the following table for the years ended December 31, 2014, 2013 and 2012 (in thousands).

	Year Ended December 31,
	2014	2013	2012
Net income (loss)	14	(24,469)	(5,674)
Adjustments:
Depreciation of building and improvements	27,694	10,093	4,636
Amortization of leasing costs and intangibles	45,187	14,098	4,791
Equity interest of depreciation of building and improvements - unconsolidated entities	853	42	—
Equity interest of amortization of intangible assets - unconsolidated entities	1,643	47	—
Gain from sale of depreciable operating property	(3,104)	—	—
FFO/(FFO deficit)	$72,287	$(189)	$3,753
Distributions to redeemable preferred unit holders	(19,011)	(2,969)	—
Distributions to noncontrolling interests	(3,419)	(3,097)	(2,692)
FFO/(FFO deficit), adjusted for redeemable preferred and noncontrolling interest distributions	$49,857	$(6,255)	$1,061
Reconciliation of FFO to MFFO:
Adjusted FFO/(FFO deficit)	$49,857	$(6,255)	$1,061
Adjustments:
Acquisition fees and expenses to non-affiliates	4,261	4,639	1,332
Acquisition fees and expenses to affiliates	24,319	24,849	4,817
Equity interest of acquisition fees and expenses to non-affiliates - unconsolidated entities	826	120	—
Revenues in excess of cash received (straight-line rents)	(11,563)	(3,515)	(1,385)
Amortization of above/(below) market rent	(468)	(546)	(301)
Amortization of ground leasehold interests (below market)	26	—	—
Revenues in excess of cash received (financed termination fee)	(7,125)	—	—
Financed termination fee payments received	1,050	—	—
Loss on extinguishment of debt - write-off of deferred financing costs	1,755	—	—
Equity interest of revenues in excess of cash received (straight-line rents) - unconsolidated entities	(615)	(17)	—
Equity interest of amortization of above/(below) market rent - unconsolidated entities	1,014	15	—
Gain from discount on investment in unconsolidated entities	—	(160)	—
MFFO to common stockholders	$63,337	$19,130	$5,524